Exhibit 99.1

Aethlon Medical Announces Fiscal Year End Financial Results and Provides Corporate Update

Conference Call to be Held Today at 4:30pm ET

SAN DIEGO, June 28, 2023 -- Aethlon Medical, Inc. (Nasdaq: AEMD), a medical therapeutic company focused on developing products to treat cancer and life threatening infectious diseases, today reported financial results for its fiscal year ended March 31, 2023 and provided an update on recent developments.

Company Updates

Aethlon Medical is continuing the research and clinical development of its Hemopurifier®, a therapeutic blood filtration system that can bind and remove harmful exosomes and life-threatening viruses from blood. This action has potential applications in cancer, where cancer associated exosomes may promote immune suppression and metastasis, and in life-threatening infectious diseases.

The company’s ongoing COVID-19 trial in India, for patients in the intensive care unit (ICU) at Medanta Medicity Hospital, remains open for enrollment, with one patient treated to date. In May 2023, a second clinical site, Maulana Azad Medical College (MAMC), received Ethics Board Approval to participate in the trial and site activation activities are currently underway. Cases of COVID-19 infection that require hospitalization continue to occur in India. The addition of MAMC as a second, high quality clinical site may improve the enrollment of patients who go on to require ICU care for severe infection.

In the oncology indication, Aethlon Medical continues to work with its contract research organization, North American Science Associates, LLC (NAMSA), to initiate a clinical trial in Australia. This new clinical trial in oncology is planned to be a safety, feasibility and dose finding trial in solid tumors failing anti-PD-1 antibodies. Management of Aethlon Medical believes that the data from this trial will help inform the design of future efficacy trials of the company’s Hemopurifier in oncology. Current activities include site identification and qualification, finalization of necessary documents for Ethics Board submission, case report form development and selection of a Data Safety Monitoring Board.

On June 21, 2023, Aethlon announced that it is investigating the use of its Hemopurifier in the organ transplant market. Specifically, the company is conducting translational studies with the objective of determining if the Hemopurifier, when incorporated into a machine perfusion organ preservation circuit, can remove harmful viruses and exosomes from harvested organs. The company has previously demonstrated the removal of multiple viruses and exosomes from buffer solutions, in vitro, utilizing a scaled-down version of the Hemopurifier. This process potentially may reduce complications following transplantation of the harvested organ, which can include viral infection, delayed graft function and rejection. The company believes that this new approach could be additive to existing technologies that are currently in place to increase the number of viable organs for transplant.

According to Precedence Research, the size of the global organ transplantation market is projected to hit approximately $33.7 billion by 2032, compared to $15.1 billion in 2022. Further, Precedence Research estimates that the global organ transplantation market is poised to expand at a compounded average growth rate of 8.36% during the forecast period of 2023 to 2032. Additionally, according to Precedence Research, rising demand for organ transplantation to treat organ failure and novel tissue transplantation products is the prime factor that is driving market growth.

In the United States, all organ transplant programs must be located in hospitals that have a Medicare provider agreement. The ultimate goal of Aethlon Medical's research in the organ transplantation area is to position the Hemopurifier as a beneficial and potentially transformative accessory element to existing or future organ perfusion systems that keep harvested organs in transplantable condition.

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Financial Results for the Fiscal Year Ended March 31, 2023

As of March 31, 2023, Aethlon Medical had a cash balance of approximately $14.5 million.

Consolidated operating expenses for the fiscal year ended March 31, 2023 were approximately $12.47 million, compared to $10.71 million for the fiscal year ended March 31, 2022, an increase of approximately $1.76 million. The $1.76 million increase in the fiscal year ended March 31, 2023 was due to increases in administrative expense of $1.03 million and professional fees of approximately $910,000, which were partially offset by a decrease in payroll and related expenses of approximately $180,000.

General and administrative expense for the fiscal year ended March 31, 2023 was $4.48 million, compared to $3.45 million for the fiscal year ended March 31, 2022. The $1.03 million increase for the fiscal year ended March 31, 2023 was due to an increase in manufacturing and research and development supplies of approximately $400,000 related to the manufacture of the Hemopurifier device and various research and development activities. Other increases included approximately $147,000 in subcontract expense related to revenue recognized from contracts and grants with the NIH; approximately $155,000 associated with the close out of the U.S. COVID-19 clinical trial; approximately $104,000 associated with the company’s Australian subsidiary and launch of the oncology clinical trial in Australia; approximately $118,000 in rent expense related to the addition of the manufacturing suite in fiscal year 2023 and a full year of rent for the company’s office and laboratory space; approximately $117,000 in depreciation and amortization expense associated with leasehold improvements to manufacturing space and; approximately $94,000 in D&O and medical insurance. The company also had an increase in utility expense of approximately $32,000, largely as the result of the increased space under lease. These increases were offset by decreases in outside services of approximately $65,000, laboratory fees of approximately $61,000 and decreases in office supplies and equipment of approximately $32,000.

Professional fees for the fiscal year ended March 31, 2023 were $3.54 million compared to $2.63 million in the fiscal year ended March 31, 2022. The approximately $910,000 increase in the fiscal year ended March 31, 2023 was primarily due to increases of approximately $291,000 in legal expenses, approximately $335,000 in contract labor associated with product development and scientific analytical services, approximately $176,000 in regulatory consulting, approximately $40,000 in investor relations, approximately $73,000 in recruiting expense and approximately $16,000 in director fees, which were partially offset by a decrease in accounting fees of approximately $17,000.

Aethlon Medical’s National Cancer Institute (NCI) award contract ended on September 15, 2022 and the company subsequently presented the required final report to the NCI. As the NCI completed its close out review of the contract, Aethlon Medical recorded total government contract revenue of approximately $574,000 in the fiscal year ended March 31, 2023 compared to approximately $294,000 in the fiscal year ended March 31, 2022.

As a result of the above factors, the company’s net loss before noncontrolling interests increased to $12.0 million for the fiscal year ended March 31, 2023, from $10.4 million for the fiscal year ended March 31, 2022.

During the fiscal year ended March 31, 2023, the company raised approximately $8.9 million in net proceeds under its At The Market Offering Agreement with H.C. Wainwright & Co. (ATM agreement), pursuant to sales of its common stock. Subsequent to March 31, 2023, the company raised net proceeds of approximately $1.1 million under the ATM agreement.

The condensed consolidated balance sheet for March 31, 2023, and the condensed consolidated statements of operations for the fiscal years ended March 31, 2023 and 2022 follow at the end of this release.

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Conference Call

Aethlon Medical will hold a conference call today, Wednesday, June 28, 2023, at 4:30 p.m. ET to review its financial results for its fiscal year ended March 31, 2023 and recent corporate developments. Interested parties can register for the conference at https://dpregister.com/sreg/10180154/f9c217a958. Please note that registered participants will receive their dial in number upon registration.

Interested parties without internet access or who are unable to pre-register, may dial in as follows:

Participant Dial In (Toll Free): 1-844-836-8741
Participant International Dial In: 1-412-317-5442

All callers should ask for the Aethlon Medical, Inc. conference call.

A replay of the call will be available approximately one hour after the end of the event, through July 28, 2023. The replay can be accessed via Aethlon Medical's website or by dialing 1-877-344-7529 (domestic) or 1-412-317-0088 (international) or Canada toll free at 1-855-669-9658. The replay conference ID number is 9371984.

About Aethlon and the Hemopurifier®

Aethlon Medical is a medical therapeutic company focused on developing the Hemopurifier, a clinical stage immunotherapeutic device which is designed to combat cancer and life-threatening viral infections. In human studies, the Hemopurifier has demonstrated the removal of life-threatening viruses and harmful exosomes from blood utilizing its proprietary lectin-based technology. This action has potential applications in cancer, where exosomes may promote immune suppression and metastasis, and in life-threatening infectious diseases.

The Hemopurifier is a U.S. Food and Drug Administration (FDA) designated Breakthrough Device indicated for the treatment of individuals with advanced or metastatic cancer who are either unresponsive to or intolerant of standard of care therapy, and with cancer types in which exosomes have been shown to participate in the development or severity of the disease. The Hemopurifier also holds an FDA Breakthrough Device designation and an open Investigational Device Exemption (IDE) application related to the treatment of life-threatening viruses that are not addressed with approved therapies.

Additional information can be found at www.AethlonMedical.com.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. Statements containing words such as "may," "believe," "anticipate," "expect," "intend," "plan," "project," "will," "projections," "estimate," "potentially" or similar expressions constitute forward-looking statements. Such forward-looking statements are subject to significant risks and uncertainties and actual results may differ materially from the results anticipated in the forward-looking statements. These forward-looking statements are based upon Aethlon's current expectations and involve assumptions that may never materialize or may prove to be incorrect. Factors that may contribute to such differences include, without limitation, the Company's ability to successfully complete development of the Hemopurifier and to successfully demonstrate the utility of the Hemopurifier combatting cancer and life-threatening viruses and in the organ transplant field, the Company’s ability to manage its clinical trials and to successfully enroll patients in clinical trials, the Company’s ability to raise additional funds, and other potential risks. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. Additional factors that could cause results to differ materially from those anticipated in forward-looking statements can be found under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended March 31, 2023, and in the Company's other filings with the Securities and Exchange Commission, including its quarterly Reports on Form 10-Q. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except as may be required by law, the Company does not intend, nor does it undertake any duty, to update this information to reflect future events or circumstances.

Company Contact:
Jim Frakes
Chief Financial Officer
Aethlon Medical, Inc.
Jfrakes@aethlonmedical.com

Investor Contact:
Susan Noonan
S.A. Noonan Communications, LLC
susan@sanoonan.com
917-513-5303

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AETHLON MEDICAL, INC. AND SUBSIDIARY

Condensed Consolidated Balance Sheets

	March 31, 2023	March 31, 2022
ASSETS
CURRENT ASSETS
Cash	$14,532,943	$17,072,419
Accounts receivable	–	127,965
Prepaid expenses	557,623	956,623
TOTAL CURRENT ASSETS	15,090,566	18,157,007

Property and equipment, net	1,144,004	441,238
Right-of-use lease asset	1,151,909	696,698
Patents, net	1,650	2,200
Restricted cash	87,506	87,506
Deposits	33,305	33,305
TOTAL ASSETS	$17,508,940	$19,417,954

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$432,889	$499,962
Due to related parties	214,221	155,742
Deferred revenue	–	344,547
Lease liability, current portion	269,386	126,905
Other current liabilities	588,592	696,893
TOTAL CURRENT LIABILITIES	1,505,088	1,824,049

Lease liability, less current portion	939,642	602,505
TOTAL LIABILITIES	2,444,730	2,426,554

COMMITMENTS AND CONTINGENCIES

EQUITY

Common stock, par value of $0.001, 60,000,000 shares authorized; 22,992,466 and 15,419,163 issued and outstanding	22,994	15,421
Additional paid in capital	157,405,911	147,446,868
Accumulated other comprehensive loss	(6,141)	–
Accumulated deficit	(142,358,554)	(130,329,181)
TOTAL STOCKHOLDERS' EQUITY BEFORE NONCONTROLLING INTERESTS	15,064,210	17,133,108

Noncontrolling interests	–	(141,708)

TOTAL STOCKHOLDERS' EQUITY	15,064,210	16,991,400

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$17,508,940	$19,417,954

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AETHLON MEDICAL, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

For the fiscal years ended March 31, 2023 and 2022

	Fiscal Year	Fiscal Year
	Ended 3/31/23	Ended 3/31/22

Government contract revenue	$574,245	$294,165

OPERATING COSTS AND EXPENSES

Professional fees	3,548,028	2,634,026
Payroll and related	4,443,552	4,625,802
General and administrative	4,481,303	3,455,222
	12,472,883	10,715,050
OPERATING LOSS	(11,898,638)	(10,420,885)

OTHER EXPENSE (INCOME)
Loss on dissolution of subsidiary	142,121	–
Interest income	(10,973)	–
	131,148	–

NET LOSS BEFORE NONCONTROLLING INTERESTS	$(12,029,786)	$(10,420,885)

Loss attributable to noncontrolling interests	–	(4,794)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(12,029,786)	$(10,416,091)

OTHER COMPREHENSIVE LOSS	(6,141)	–

COMPREHENSIVE LOSS	$(12,035,927)	$(10,416,091)

Basic and diluted net loss available to common stockholders per share	$(0.59)	$(0.71)

Weighted average number of common shares outstanding	20,537,434	14,756,967

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